Exhibit 99.1

Compelling Results Demonstrating Effectiveness of Possis' AngioJet(R)
                      Treatment Presented at TCT


    MINNEAPOLIS--(BUSINESS WIRE)--Oct. 23, 2006--Possis Medical, Inc. (NASDAQ:POSS) announced that Dr. Georgios Sianos of the Thoraxcentre in Rotterdam, the Netherlands, today presented compelling results showing the clinical value of AngioJet(R) treatment for coronary arterial thrombus in heart attack patients at the 2006 Transcatheter Cardiovascular Therapeutics (TCT) conference in Washington, D.C. TCT, which is taking place October 22-27, is the premier venue for interventional clinical science. Dr. Sianos' results show that AngioJet thrombectomy in heart attack patients with large thrombus prior to treatment with drug eluting stents markedly reduces the incidence of stent thrombosis in follow-up out to two years.

    "TCT is the pre-eminent event in interventional cardiology and we're very excited to have Dr. Sianos present his findings in such a visible and respected forum," said Robert Dutcher, chairman, president and CEO of Possis Medical. "The favorable results reported by Dr. Sianos and his colleagues reinforce other research that identifies thrombus as a significant risk factor for subsequent major complications such as stent thrombosis. The results also confirm that for heart attack patients with large thrombus, AngioJet thrombectomy before treatment with drug eluting stents provides safer long-term outcomes."

    Said Dutcher, "New reports concerning the higher risk of coronary blood clots forming after implantation of drug eluting stents present an important opportunity to establish the value of AngioJet thrombectomy in reducing stent thrombosis. We're very encouraged by Dr. Sianos' work at the Thoraxcentre in Rotterdam, and new research from others in this field."

    The world renowned Thoraxcentre at Erasmus University in Rotterdam, the Netherlands, is one of Europe's largest interventional cardiology centers and has extensive experience with drug eluting stents.

    About Possis Medical, Inc.

    Possis Medical, Inc., develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The Company's AngioJet System is the world's leading mechanical thrombectomy system with FDA approval to remove large and small thrombus from coronary arteries, coronary bypass grafts, peripheral arteries and A-V grafts and native fistulas.

    Certain statements in this press release constitute "forward-looking statements" within the meaning of Federal Securities Laws. Some of these statements relate to AngioJet System product performance, market acceptance, regulatory approvals, and new product introductions. These statements are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements, such as, the effectiveness of our sales and marketing efforts, our ability to effectively manage new product development timelines, and our ability to generate suitable clinical data. A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in the Company's Form 10-K for the year ended July 31, 2006, filed with the Securities and Exchange Commission.

    CONTACT: Possis Medical, Inc.
             Jules L. Fisher, Vice President, Finance and
             Chief Financial Officer, 763-450-8011
             jules.fisher@possis.com